UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2011

WELLS CORE OFFICE INCOME REIT, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54248	26-0500668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

6200 The Corners Parkway
Norcross, Georgia 30092-3365
(Address of principal executive offices)

Registrant's telephone number, including area code: (770) 449-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.
Item 2.01. Completion of Acquisition or Disposition of Assets

On June 27, 2011, Wells Core Office Income REIT, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through Wells Core REIT - 7601 Technology Way, LLC, a wholly owned subsidiary of Wells Core Office Income Operating Partnership, L.P., our operating partnership, purchased a six-story office building containing approximately 183,000 square feet (the "7601 Technology Way Building") for approximately $41.5 million, exclusive of closing costs. The 7601 Technology Way Building was funded with proceeds of $15.6 million from a $70.0 million secured revolving credit facility, proceeds of $24.9 million from a mortgage loan (the "Technology Way Loan"), as described below, and proceeds of $1 million raised from our ongoing public offering. The 7601 Technology Way Building was built in 1997 and is located on approximately 9.9 acres of land in Englewood, Colorado. The 7601 Technology Way Building was purchased from LBA Realty Fund II-Company VII, LLC, which is not affiliated with us, Wells Core Office Income REIT Advisory Services, LLC (the “Advisor”), or an affiliate of the Advisor. The purchase price for the 7601 Technology Way Building is less than the estimated replacement cost.

The 7601 Technology Way Building is currently 100% leased to Jackson National Life Insurance Company (“Jackson National Life”). Jackson National Life is a life insurance and financial services organization that provides products and services in the areas of fixed, indexed and variable annuities, as well as term and permanent life insurance. Jackson National Life utilizes the 7601 Technology Way Building to provide executive and administrative support to its sales and training operations.

The current annual effective base rent under the Jackson National Life lease is approximately $4.4 million. The current weighted-average rental rate over the lease term is approximately $24.94 per square foot. Jackson National Life's lease expires in March 2017, but it has the right to extend the term of its lease for two additional five-year renewal periods at 95% of the then-current market rate.
Based on the current condition of the 7601 Technology Way Building, we do not believe it will be necessary to make significant renovations to the 7601 Technology Way Building. Our management believes that the 7601 Technology Way Building is adequately insured.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On June 27, 2011, we, through Wells Core REIT - 7601 Technology Way, LLC, entered into the Technology Way Loan with PNC Bank, National Association, an unaffiliated entity, as lender (“PNC”), to borrow $24.9 million. The amount advanced under the Technology Way Loan was used to fund a portion of the acquisition and acquisition-related costs of the 7601 Technology Way Building.
The Technology Way Loan matures on June 27, 2014 (the “Maturity Date”) with two extension options of 12 months each upon payment of an extension fee equal to 0.15% of the outstanding principal loan balance. The Technology Way Loan provides for interest to be incurred based on, at our option, LIBOR for one-, two-, three-, or six-month periods, plus 2.00% (the “LIBOR Rate”), or at an alternate base rate (the “Base Rate”), plus 1.00%. The Base Rate for any day is the greatest of (1) the rate of interest publicly announced by PNC as its prime rate in effect at its principal office for such day; (2) the federal funds rate for such day plus 0.75%; or (3) the one-month LIBOR Rate for such day plus 1.00%.
The Technology Way Loan is secured by a first mortgage lien on the assets of the 7601 Technology Way Building including the land, fixtures, improvements, leases, rents and reserves. The initial term of the Technology Way Loan requires monthly interest-only payments with the entire balance due at maturity, assuming no prior principal prepayment. We may prepay, in whole or in part, the amounts outstanding under the Technology Way Loan at any time without penalty. The Technology Way Loan contains customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions, all as set forth in the Technology Way Loan.
Item 9.01. Financial Statements and Exhibits
(a)     Financial Statements.
Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before September 12, 2011, by amendment to this Form 8-K.
(b)     Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS CORE OFFICE INCOME REIT, INC.

Dated: June 28, 2011	By:	/s/ Randall D. Fretz
Randall D. Fretz
Senior Vice President

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